Exhibit 99.1

Zscaler Reports Third Quarter Fiscal 2025 Financial Results
Third Quarter Highlights
•Revenue grows 23% year-over-year to $678.0 million
•Calculated billings grows 25% year-over-year to $784.5 million
•Deferred revenue grows 26% year-over-year to $1,985.0 million
•GAAP net loss of $4.1 million compared to GAAP net income of $19.1 million on a year-over-year basis
•Non-GAAP net income of $136.8 million compared to non-GAAP net income of $113.0 million on a year-over-year basis
SAN JOSE, California - May 29, 2025 - Zscaler, Inc. (Nasdaq: ZS), the leader in cloud security, today announced financial results for its third quarter of fiscal year 2025, ended April 30, 2025.

“We delivered outstanding Q3 results as an increasing number of customers adopt our expanding Zero Trust Exchange platform. We enable customers to realize Zero Trust Everywhere while lowering operational cost and complexity,” said Jay Chaudhry, Chairman and CEO of Zscaler. “The proliferation of AI in all aspects of business is increasing the need for our AI security. We empower customers to securely adopt both public GenAI apps and their own private AI apps, and we are increasing our investments in this area.”

Third Quarter Fiscal 2025 Financial Highlights
•Revenue: $678.0 million, an increase of 23% year-over-year.
•Income (loss) from operations: GAAP loss from operations was $25.4 million, or 4% of revenue, compared to $3.0 million, or 1% of revenue, in the third quarter of fiscal 2024. Non-GAAP income from operations was $146.7 million, or 22% of revenue, compared to $121.8 million, or 22% of revenue, in the third quarter of fiscal 2024.
•Net income (loss): GAAP net loss was $4.1 million, compared to GAAP net income of $19.1 million in the third quarter of fiscal 2024. Non-GAAP net income was $136.8 million, compared to $113.0 million in the third quarter of fiscal 2024.
•Net income (loss) per share, diluted: GAAP net loss per share was $0.03, compared to GAAP net income per share of $0.12 in the third quarter of fiscal 2024. Non-GAAP net income per share was $0.84, compared to $0.71 in the third quarter of fiscal 2024.
•Cash flows: Cash provided by operations was $211.1 million, or 31% of revenue, compared to $173.4 million, or 31% of revenue, in the third quarter of fiscal 2024. Free cash flow was $119.5 million, or 18% of revenue, compared to $123.1 million, or 22% of revenue, in the third quarter of fiscal 2024.
•Deferred revenue: $1,985.0 million as of April 30, 2025, an increase of 26% year-over-year.
•Cash, cash equivalents and short-term investments: $3,005.6 million as of April 30, 2025, an increase of $595.9 million from July 31, 2024.

Recent Business Highlights
•Announced the appointment of Kevin Rubin as Chief Financial Officer. Rubin brings over two decades of experience leading finance organizations at high-growth public and private companies.

•Announced the appointment of Raj Judge to the Board of Directors, and as EVP of Corporate Strategy & Ventures. Judge brings over 25 years of experience in the tech legal and venture capital space.

•In May 2025, signed a definitive agreement to acquire Red Canary, a leading managed detection and response (MDR) vendor. By combining Zscaler’s high-volume and high-quality data with Red Canary's domain expertise in MDR, Zscaler will accelerate its vision to deliver AI-powered security operations.

•Recognized as a Leader in the 2025 Gartner® Magic Quadrant™ for Security Service Edge (SSE) for the fourth year in a row.

•Positioned as a Leader in the IDC MarketScape: Worldwide Data Loss Prevention (DLP) 2025 Vendor Assessment, which offers a comprehensive evaluation of nine companies in the competitive DLP space based on detailed analysis of vendor capabilities and performance and market trajectories.

•Introduced Zscaler Asset Exposure Management, a critical foundation of the company’s broader Continuous Threat Exposure Management (CTEM) offerings. Asset Exposure Management provides organizations with a comprehensive and accurate inventory of their assets and their risk.

•Zscaler’s ThreatLabz published several research reports, including the 2025 AI Security Report, the 2025 VPN Risk Report, and the 2025 Phishing Report.

•The 2025 AI Security Report found that enterprises’ usage of AI/ML tools increased by over 3,000% in the past year, reinforcing the need to deploy Zero Trust Everywhere to stay ahead of rapidly evolving cyberthreats.

•The 2025 VPN Risk Report found that 92% of organizations are concerned about ransomware attacks due to VPN vulnerabilities, and 81% of organizations are planning to implement a zero trust everywhere strategy.

•The 2025 Phishing Report found that attackers are using GenAI to launch targeted attacks against high-impact business functions like HR and finance, making a Zero Trust + AI defense strategy mission critical for organizations.

•Announced T-Mobile modernized its infrastructure with Zscaler’s Zero Trust Exchange to provide Zero Trust security to its employees and team members whether they are in the office, at home or on the go.

•Announced the inclusion of Zscaler solutions in the AWS Marketplace for the U.S. Intelligence Community (ICMP), a curated digital catalog from Amazon Web Services (AWS) that makes it easy to discover, purchase, and deploy software packages and applications from vendors that specialize in supporting government customers.

Change in Non-GAAP Measures Presentation
Effective August 1, 2024, the beginning of our fiscal year ending July 31, 2025, we are using a long-term projected non-GAAP tax rate of 23% for the purpose of determining our non-GAAP net income and non-GAAP net income per share to provide better consistency across interim reporting periods in fiscal 2025 and beyond. Given the significant growth of our business and non-GAAP operating income, we believe this change is necessary to better reflect the performance of our business. We will continue to assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to changes for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations. Prior period amounts have been recast to reflect this change.
Financial Outlook
For the fourth quarter of fiscal 2025, we expect:
•Revenue of $705 million to $707 million
•Non-GAAP income from operations of $152 million to $154 million
•Non-GAAP net income per share of approximately $0.79 to $0.80, assuming approximately 164 million fully diluted shares outstanding and a non-GAAP tax rate of 23%

For the full year of fiscal 2025, we expect:
•Revenue of approximately $2.659 billion to $2.661 billion
•Calculated billings of $3.184 billion to $3.189 billion
•Non-GAAP income from operations of $573 million to $575 million
•Non-GAAP net income per share of $3.18 to $3.19, assuming approximately 163 million fully diluted shares outstanding and a non-GAAP tax rate of 23%
These statements are forward-looking and actual results may differ materially. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Guidance for non-GAAP income from operations excludes stock-based compensation expense and related employer payroll taxes, amortization of debt issuance costs, and amortization expense of acquired intangible assets. We have not reconciled our expectations of non-GAAP income from operations and non-GAAP net income per share to their most directly comparable GAAP measures because certain items are out of our control or cannot be reasonably predicted. For those reasons, we are also unable to address the probable significance of the unavailable information, the variability of which may have a significant impact on future results. Accordingly, a reconciliation for the guidance for non-GAAP income from operations and non-GAAP net income per share is not available without unreasonable effort.

For further information regarding why we believe that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the "Explanation of Non-GAAP Financial Measures" section of this press release.
Conference Call and Webcast Information
Zscaler will host a conference call for analysts and investors to discuss its third quarter of fiscal 2025 and outlook for its fourth quarter of fiscal 2025 and full year fiscal 2025 today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time).

Date:	Thursday, May 29, 2025
Time:	1:30 p.m. PT
Webcast:	https://ir.zscaler.com
Dial-in:	To join by phone, register at the following link: (https://register-conf.media-server.com/register/BIa63048e1e74d49ad9d61c0370b786cbb. After registering, you will be provided with a dial-in number and a personal PIN that you will need to join the call.
Upcoming Conferences
Fourth quarter of fiscal 2025 investor conference participation schedule:

•Bank of America 2025 Global Technology Conference in San Francisco
Thursday, June 5, 2025

•FBN 28th Semi-Annual Virtual Technology Conference (Virtual)
Friday, June 6, 2025

•2025 BMO Virtual Software Conference (Virtual)
Monday, June 9, 2025

Sessions which offer a webcast will be available on the Investor Relations section of the Zscaler website at https://ir.zscaler.com/

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements regarding our future financial and operating performance, including our financial outlook for the fourth quarter of fiscal 2025 and full year fiscal 2025. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including but not limited to: macroeconomic influences and instability, geopolitical events, operations and financial results and the economy in general; risks related to the use of AI in our platform; our ability to identify and effectively implement the necessary changes to address execution challenges; risks associated with managing our rapid growth, including fluctuations from period to period; our limited experience with new products and subscriptions and support introductions and the risks associated with new products and subscription and support offerings, including the discovery of software bugs; our ability to attract and retain new customers; the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products and subscription and support; rapidly evolving technological developments in the market for network security products and subscription and support offerings and our ability to remain competitive; length of sales cycles; useful lives of our assets and other estimates; and general market, political, economic and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth from time to time in our filings and reports with the Securities and Exchange Commission ("SEC"), including our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2025 filed on March 10, 2025 and our Annual Report on Form 10-K for the fiscal year ended July 31, 2024 filed on September 12, 2024, as well as future filings and reports by us, copies of which are available on our website at ir.zscaler.com and on the SEC’s website at www.sec.gov. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Use of Non-GAAP Financial Information
We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding why we believe that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Measures” section of this press release.
About Zscaler
Zscaler (Nasdaq: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange™ platform protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 160 data centers globally, the SASE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.
Zscaler™ and the other trademarks listed at https://www.zscaler.com/legal/trademarks are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.

Investor Relations Contacts
Ashwin Kesireddy
VP, Investor Relations and Strategic Finance
(415) 798-1475
ir@zscaler.com

Natalia Wodecki
Media Relations Contact
press@zscaler.com

ZSCALER, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2025	2024	2025	2024
Revenue	$678,034	$553,201	$1,953,889	$1,574,903
Cost of revenue (1) (2)	155,978	118,331	445,938	346,924
Gross profit	522,056	434,870	1,507,951	1,227,979
Operating expenses:
Sales and marketing (1) (2)	314,605	262,447	928,564	806,039
Research and development (1) (2)	169,765	124,958	494,879	360,678
General and administrative (1)	63,097	50,478	180,726	155,789
Total operating expenses	547,467	437,883	1,604,169	1,322,506
Loss from operations	(25,411)	(3,013)	(96,218)	(94,527)
Interest income	31,263	27,570	92,189	81,897
Interest expense (3)	(1,966)	(2,764)	(7,448)	(9,528)
Other income (expense), net	677	(927)	(4,911)	(1,967)
Income (loss) before income taxes	4,563	20,866	(16,388)	(24,125)
Provision for income taxes (4)	8,688	1,742	7,512	18,703
Net income (loss)	$(4,125)	$19,124	$(23,900)	$(42,828)
Net income (loss) per share
Basic	$(0.03)	$0.13	$(0.16)	$(0.29)
Diluted	$(0.03)	$0.12	$(0.16)	$(0.29)
Weighted-average shares used in computing net income (loss) per share
Basic	154,909	150,290	153,699	148,945
Diluted	154,909	154,081	153,699	148,945
(1) Includes stock-based compensation expense and related payroll taxes as follows:

Cost of revenue	$18,262	$12,487	$51,674	$38,876
Sales and marketing	63,937	45,490	198,782	170,013
Research and development	63,753	46,346	188,514	131,509
General and administrative	21,857	17,142	65,769	59,332
Total	$167,809	$121,465	$504,739	$399,730
(2) Includes amortization expense of acquired intangible assets as follows:

Cost of revenue	$3,830	$2,962	$11,320	$8,396
Sales and marketing	425	279	1,275	731
Research and development	—	140	145	373
Total	$4,255	$3,381	$12,740	$9,500

(3) Includes amortization of debt issuance costs	$984	$979	$2,947	$2,934

(4) Benefit from a release of valuation allowance (*)	$247	$—	$17,435	$—
(*) Tax benefit attributable to the release of the valuation allowance on United Kingdom (U.K.) deferred tax assets.

ZSCALER, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	April 30,	July 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,990,890	$1,423,080
Short-term investments	1,014,701	986,574
Accounts receivable, net	615,787	736,529
Deferred contract acquisition costs	165,752	148,873
Prepaid expenses and other current assets	128,271	101,561
Total current assets	3,915,401	3,396,617
Property and equipment, net	498,896	383,121
Operating lease right-of-use assets	71,351	89,758
Deferred contract acquisition costs, noncurrent	298,133	296,525
Acquired intangible assets, net	51,403	63,835
Goodwill	417,730	417,029
Other noncurrent assets	86,714	58,083
Total assets	$5,339,628	$4,704,968

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,609	$23,309
Accrued expenses and other current liabilities	84,666	91,708
Accrued compensation	155,117	160,810
Deferred revenue	1,677,895	1,643,919
Convertible senior notes	1,148,881	1,142,275
Operating lease liabilities	47,231	50,866
Total current liabilities	3,168,399	3,112,887
Deferred revenue, noncurrent	307,090	251,055
Operating lease liabilities, noncurrent	32,703	44,824
Other noncurrent liabilities	26,497	22,100
Total liabilities	3,534,689	3,430,866
Stockholders’ Equity
Common stock	156	152
Additional paid-in capital	2,960,521	2,426,819
Accumulated other comprehensive income (loss)	16,242	(4,789)
Accumulated deficit	(1,171,980)	(1,148,080)
Total stockholders’ equity	1,804,939	1,274,102
Total liabilities and stockholders’ equity	$5,339,628	$4,704,968

ZSCALER, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Nine Months Ended
	April 30,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(23,900)	$(42,828)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	74,101	47,033
Amortization expense of acquired intangible assets	12,740	9,500
Amortization of deferred contract acquisition costs	121,499	94,711
Amortization of debt issuance costs	2,947	2,934
Non-cash operating lease costs	47,896	34,913
Stock-based compensation expense	488,696	382,806
Accretion of investments purchased at a discount	(13,862)	(14,584)
Unrealized (gains) losses on hedging transactions	(862)	1,574
Deferred income taxes	(17,841)	(5,769)
Other	1,059	1,717
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	120,506	78,406
Deferred contract acquisition costs	(139,986)	(122,651)
Prepaid expenses, other current and noncurrent assets	(12,182)	(23,452)
Accounts payable	28,947	7,520
Accrued expenses, other current and noncurrent liabilities	(7,033)	14,647
Accrued compensation	(5,693)	12,816
Deferred revenue	90,011	132,354
Operating lease liabilities	(45,194)	(35,358)
Net cash provided by operating activities	721,849	576,289
Cash Flows from Investing Activities
Purchases of property, equipment and other assets	(104,206)	(95,204)
Capitalized internal-use software	(62,871)	(32,453)
Payments for business acquisitions, net of cash acquired	(834)	(361,781)
Purchase of strategic investments	(786)	(2,000)
Purchases of short-term investments	(886,636)	(1,003,972)
Proceeds from maturities of short-term investments	875,893	839,253
Proceeds from sale of short-term investments	—	47,165
Net cash used in investing activities	(179,440)	(608,992)
Cash Flows from Financing Activities
Proceeds from issuance of common stock upon exercise of stock options	3,497	11,287
Proceeds from issuance of common stock under the employee stock purchase plan	22,344	18,407
Payment of deferred consideration related to business acquisitions	(440)	—
Net cash provided by financing activities	25,401	29,694
Net increase (decrease) in cash and cash equivalents	567,810	(3,009)
Cash and cash equivalents at beginning of period	1,423,080	1,262,206
Cash and cash equivalents at end of period	$1,990,890	$1,259,197

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2025	2024	2025	2024

Revenue	$678,034	$553,201	$1,953,889	$1,574,903

Non-GAAP Gross Profit and Non-GAAP Gross Margin
GAAP gross profit	$522,056	$434,870	$1,507,951	$1,227,979
Add: Stock-based compensation expense and related payroll taxes	18,262	12,487	51,674	38,876
Add: Amortization expense of acquired intangible assets	3,830	2,962	11,320	8,396
Non-GAAP gross profit	$544,148	$450,319	$1,570,945	$1,275,251
GAAP gross margin	77%	79%	77%	78%
Non-GAAP gross margin	80%	81%	80%	81%

Non-GAAP Income from Operations and Non-GAAP Operating Margin
GAAP loss from operations	$(25,411)	$(3,013)	$(96,218)	$(94,527)
Add: Stock-based compensation expense and related payroll taxes	167,809	121,465	504,739	399,730
Add: Amortization expense of acquired intangible assets	4,255	3,381	12,740	9,500
Non-GAAP income from operations	$146,653	$121,833	$421,261	$314,703
GAAP operating margin	(4)%	(1)%	(5)%	(6)%
Non-GAAP operating margin	22%	22%	22%	20%

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2025	2024	2025	2024
Non-GAAP Net Income per Share, Diluted
GAAP net income (loss)	$(4,125)	$19,124	$(23,900)	$(42,828)
Add: GAAP provision for income taxes	8,688	1,742	7,512	18,703
GAAP income (loss) before income taxes	4,563	20,866	(16,388)	(24,125)
Add:
Stock-based compensation expense and related payroll taxes	167,809	121,465	504,739	399,730
Amortization expense of acquired intangible assets	4,255	3,381	12,740	9,500
Amortization of debt issuance costs	984	979	2,947	2,934
Non-GAAP net income before income taxes	177,611	146,691	504,038	388,039
Non-GAAP provision for income taxes (1)	40,844	33,739	115,927	89,249
Non-GAAP net income	$136,767	$112,952	$388,111	$298,790

GAAP provision for income taxes	$8,688	$1,742	$7,512	$18,703
Add: Income tax and other tax adjustments (2)	32,156	31,997	108,415	70,546
Non-GAAP provision for income taxes (1)	$40,844	$33,739	$115,927	$89,249
Non-GAAP effective tax rate (1)	23%	23%	23%	23%

Non-GAAP net income	$136,767	$112,952	$388,111	$298,790
Add: Non-GAAP interest expense, net of tax related to the convertible senior notes	276	276	828	828
Numerator used in computing non-GAAP net income per share, diluted	$137,043	$113,228	$388,939	$299,618

GAAP net income (loss) per share, diluted	$(0.03)	$0.12	$(0.16)	$(0.29)
Stock-based compensation expense and related payroll taxes	1.03	0.76	3.10	2.51
Amortization expense of acquired intangible assets	0.03	0.02	0.08	0.06
Amortization of debt issuance costs	0.01	0.01	0.02	0.02
Income tax and other tax adjustments (2)	(0.20)	(0.20)	(0.67)	(0.44)
Non-GAAP interest expense, net of tax related to the convertible senior notes	—	—	0.01	0.01
Adjustment to total fully diluted earnings per share (3)	—	—	0.01	0.01
Non-GAAP net income per share, diluted	$0.84	$0.71	$2.39	$1.88

Weighted-average shares used in computing GAAP net income (loss) per share, diluted	154,909	154,081	153,699	148,945
Add: Outstanding potentially dilutive equity incentive awards	2,812	—	3,113	4,306
Add: Convertible senior notes	7,626	7,626	7,626	7,626
Less: Antidilutive impact of capped call transactions (4)	(1,946)	(2,050)	(1,656)	(1,539)
Weighted-average shares used in computing non-GAAP net income per share, diluted	163,401	159,657	162,782	159,338
___________

(1) Effective August 1, 2024, the beginning of our fiscal year ending July 31, 2025, we are using a long-term projected non-GAAP tax rate of 23% for the purpose of determining our non-GAAP net income and non-GAAP net income per share to provide better consistency across interim reporting periods in fiscal 2025 and beyond. Given the significant growth of our business and non-GAAP operating income, we believe this change is necessary to better reflect the performance of our business. We will continue to assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to changes for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations. Prior period amounts have been recast to reflect this change.

(2) Consists of income tax adjustments related to our long-term non-GAAP effective tax rate of 23%. In the three and nine months ended April 30, 2025, we recognized a tax benefit of $0.2 million and $17.4 million, respectively, attributable to the release of the valuation allowance on U.K. deferred tax assets.

(3) The sum of the fully diluted earnings per share impact of individual reconciling items may not total to fully diluted non-GAAP net income per share due to the weighted-average shares used in computing the GAAP net loss per share differs from the weighted-average shares used in computing the non-GAAP net income per share, and due to rounding of the individual reconciling items. The GAAP net loss per share calculation uses a lower share count as it excludes potentially dilutive shares, which are included in calculating the non-GAAP net income per share.

(4) We exclude the in-the-money portion of the convertible senior notes for non-GAAP weighted-average diluted shares as they are covered by our capped call transactions. Our outstanding capped call transactions are antidilutive under GAAP but are expected to mitigate the dilutive effect of the convertible senior notes and therefore are included in the calculation of non-GAAP diluted shares outstanding. The capped calls have an antidilutive impact when the average stock price of our common stock in a given period is higher than their exercise price.

ZSCALER, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2025	2024	2025	2024
Calculated Billings
Revenue	$678,034	$553,201	$1,953,889	$1,574,903
Add: Total deferred revenue, end of period	1,984,985	1,577,014	1,984,985	1,577,014
Less: Total deferred revenue, beginning of period	(1,878,505)	(1,502,175)	(1,894,974)	(1,439,676)
Calculated billings	$784,514	$628,040	$2,043,900	$1,712,241

Free Cash Flow
Net cash provided by operating activities	$211,081	$173,414	$721,849	$576,289
Less: Purchases of property, equipment and other assets	(72,163)	(35,651)	(104,206)	(95,204)
Less: Capitalized internal-use software	(19,455)	(14,637)	(62,871)	(32,453)
Free cash flow	$119,463	$123,126	$554,772	$448,632

Free Cash Flow Margin
Net cash provided by operating activities, as a percentage of revenue	31%	31%	37%	37%
Less: Purchases of property, equipment and other assets, as a percentage of revenue	(10)%	(6)%	(6)%	(6)%
Less: Capitalized internal-use software, as a percentage of revenue	(3)%	(3)%	(3)%	(3)%
Free cash flow margin	18%	22%	28%	28%

ZSCALER, INC.
Explanation of Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States of America ("GAAP"), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, as it has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, free cash flow is not a substitute for cash provided by operating activities. Additionally, the utility of free cash flow as a measure of our liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of our historical non-GAAP financial measures to their most directly comparable financial measures stated in accordance with GAAP has been included in this press release. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review these reconciliations, and not to rely on any single financial measure to evaluate our business.
Expenses Excluded from Non-GAAP Measures
Stock-based compensation expense is excluded primarily because it is a non-cash expense that management believes is not reflective of our ongoing operational performance. Employer payroll taxes related to stock-based compensation, which is a cash expense, are excluded because these are tied to the timing and size of the exercise or vesting of the underlying equity incentive awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of our business. Amortization expense of acquired intangible assets and amortization of debt issuance costs from the convertible senior notes are excluded because these are non-cash expenses and are not reflective of our ongoing operational performance.
Effective August 1, 2024, the beginning of our fiscal year ending July 31, 2025, we are using a long-term projected non-GAAP tax rate of 23% for the purpose of determining our non-GAAP net income and non-GAAP net income per share to provide better consistency across interim reporting periods. Given the significant growth of our business and non-GAAP operating income, we believe this change is necessary to better reflect the performance of our business. We will continue to assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to changes for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations. Prior period amounts have been recast to reflect this change.
Non-GAAP Financial Measures
Non-GAAP Gross Profit and Non-GAAP Gross Margin. We define non-GAAP gross profit as GAAP gross profit excluding stock-based compensation expense and related employer payroll taxes and amortization expense of acquired intangible assets. We define non-GAAP gross margin as non-GAAP gross profit as a percentage of revenue.
Non-GAAP Income from Operations and Non-GAAP Operating Margin. We define non-GAAP income from operations as GAAP loss from operations excluding stock-based compensation expense and related employer payroll taxes and amortization expense of acquired intangible assets. We define non-GAAP operating margin as non-GAAP income from operations as a percentage of revenue.
Non-GAAP Net Income per Share, Diluted. We define non-GAAP net income as GAAP net income (loss) excluding stock-based compensation expense and related employer payroll taxes, amortization expense of acquired intangible assets, amortization of debt issuance costs, and the non-GAAP provision for income taxes adjustment. We define non-GAAP net income per share, diluted, as non-GAAP net income plus the non-GAAP interest expense related to the convertible senior notes divided by the weighted-average diluted shares outstanding, which includes the effect of potentially diluted common stock equivalents outstanding during the period and the anti-dilutive impact of the capped call transactions entered into in connection with the convertible senior notes.
Calculated Billings. We define calculated billings as revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced for subscriptions to access our cloud platform, together with related support services for our new and existing customers. We typically invoice our customers annually in advance, and to a lesser extent quarterly in advance, monthly in advance or multi-year in advance.
Free Cash Flow and Free Cash Flow Margin. We define free cash flow as net cash provided by operating activities less purchases of property, equipment and other assets and capitalized internal-use software. We define free cash flow margin as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our operations that, after the investments in property, equipment and other assets and capitalized internal-use software, can be used for strategic initiatives.